Exhibit 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Stephen Swett or Brad Cohen
T: (203) 682-8200
E: shareholderrelations@ocwen.com
or
John V. Britti
Executive Vice President & Chief Financial Officer
T: (561) 682-7535
E: John.Britti@Ocwen.com

OCWEN FINANCIAL ANNOUNCES OPERATING RESULTS FOR

SECOND QUARTER 2013

Revenue Grows 151% to $530.0 million

Atlanta, GA – (August 1, 2013) Ocwen Financial Corporation, (NYSE:OCN), a leading financial services holding company, today reported Net income of $76.7 million, or $0.53 per share, for the second quarter of 2013 compared to Net income of $44.8 million, or $0.32 per share, for the second quarter of 2012. Ocwen produced record revenue of $530.0 million, up 151% from the second quarter of 2012. Income from operations grew by 24% to $155.2 million for the second quarter of 2013 as compared to $125.5 million for the second quarter of 2012. Ocwen’s Net cash provided by operating activity was $475.1 million.

Net income for the six months ended June 30, 2013 is $121.9 million, or $0.84 per share, as compared to $64.2 million, or $0.47 per share, for the same period in 2012. Revenue in the first half of 2013 increased 149% from the first half of 2012 to a total of $934.8 million.

Ocwen’s normalized pre-tax earnings for the second quarter of 2013 were $165.9 million, a 130% increase over normalized pre-tax earnings in the second quarter of 2012 and a 64% increase over the first quarter of 2013. Pre-tax earnings on a GAAP basis for the second quarter of 2013 were $87.5 million, a 71% increase over the first quarter of 2013. The largest normalizing item is a net addition to reserves of $52.8 million for an expected contribution to a consumer relief fund pursuant to a possible settlement with state and federal agencies. In addition, Ocwen incurred $26.5 million in transition expenses related to the recent Homeward, ResCap and Ally transactions. Lastly, the normalization reverses $0.9 million of income contribution from sold operations.

“We are pleased with Ocwen’s strong core earnings and cash flow which should continue to grow with the boarding of our new acquisitions,” commented Bill Erbey, Ocwen’s Chairman. “Ocwen’s recently announced acquisition of OneWest Bank’s $78 billion servicing portfolio combined with other large bank transfers points toward continued growth as banks strategically reposition their mortgage servicing operations. Our current pipeline of potential new business opportunities on a probability-weighted basis exceeds $400 billion in unpaid principal balance (UPB). Moreover, regulatory and market trends, including greater prospects for GSE legislation and more private capital flowing into mortgage credit, provide excellent long-term prospects for Ocwen. We continue to build capacity in anticipation of further acquisitions to meet our obligations to our clients, borrowers, RMBS investors and shareholders.”

Mr. Erbey continued, “We believe that higher interest rates will have little negative impact on earnings, as we have only a modest component of income related to originations, and assets and debt are match funded. Higher employment and an improving housing market, on the other hand, should boost Ocwen’s earnings. The majority of Ocwen’s earnings come from our non-prime portfolio which produces higher earnings as employment and home price improvement result in lower delinquencies.”

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Ocwen Financial Corporation

Second Quarter 2013 Results

August 1, 2013

Second Quarter 2013 Business Highlights

●	Completed the acquisition of Liberty Home Equity Solutions, Inc. (Liberty) from Genworth Financial, Inc. (GNW) on April 1, 2013 for approximately $22 million in cash. The company is the number one reverse mortgage originator based on June 2013 industry data with strong retail and wholesale originations. For the quarter, Liberty generated $18.5 million of revenue and $4.3 million of pre-tax earnings.
●	In a series of closings, completed the acquisition of Fannie Mae and Freddie Mac MSRs on loans with unpaid principal balance (UPB) of $87 billion from Ally Bank (Ally). Ocwen had previously subserviced all but approximately $1.5 billion of UPB of these loans as part of the February 15, 2013 ResCap closing.
●	Sold the diversified fee-based businesses acquired from ResCap for $128.8 million on April 12, 2013 to subsidiaries of Altisource Portfolio Solutions S.A. and extended the terms of the services agreements between Altisource and Ocwen.
●	Sold $376.6 million of servicing advances and the rights to receive the servicing fees on approximately $10.6 billion of UPB to Home Loan Servicing Solutions (HLSS) on May 21, 2013.
●	On June 13, 2013, Ocwen entered into a mortgage servicing rights purchase and sale agreement with OneWest Bank, FSB, pursuant to which it agreed to purchase approximately $78 billion in UPB of MSRs and related servicing advance receivables. No operations or other assets are being purchased in the transaction. The estimated aggregate purchase price of $2.53 billion includes $446.0 million of MSRs and approximately $2.1 billion of servicing advances. $44 billion of the UPB is non-agency. The transaction is expected to close in stages over the next several months.
●	On June 26, 2013, Ocwen entered into a definitive agreement to purchase mortgage servicing rights and advances related to $8.3 billion of largely non-agency UPB from Greenpoint Mortgage Funding, Inc. The transaction is expected to close in stages over the next several months.
●	Completed 28,137 loan modifications, up 16% from the first quarter of 2013. HAMP modifications accounted for 39% of completed modifications.
●	Deferred servicing fees (“DSF”) related to delinquent borrower payments amounted to $511.8 million at the end of the period. Ocwen does not treat DSF as revenue until collected, and it does not accrue DSF on its balance sheet.
●	Ocwen’s Homeward lending operation originated approximately $1.6 billion of fundings with another $568 million originated via partnerships. Total HARP volume increased approximately 50% over first quarter 2013. The HARP is a program sponsored by Fannie Mae and Freddie Mac to help “underwater” borrowers refinance their mortgages. The lending segment overall generated $10.1 million of Net income on $33.7 million of revenue.
●	Generated Cash flow from operations of $475.1 million. After reducing this amount for the repayment of $179.6 million in related match funded debt, generated adjusted cash flow from operations of $295.5 million.
●	Total effective tax rate of 11.7%.

Subsequent Events

●	On July 1, 2013, Ocwen sold $2.4 billion of servicing advances and the rights to receive the servicing fees on loans with a UPB of approximately $83.6 billion to HLSS. After repaying match-funded advance facilities, Ocwen netted cash proceeds of $707 million.
●	On July 1, Ocwen completed the boarding $3.0 billion of UPB of non-prime subservicing from a large financial institution.
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Ocwen Financial Corporation

Second Quarter 2013 Results

August 1, 2013

“We are pleased to have made progress toward a possible agreement with state and federal agencies relating to mortgage servicing practices covering Homeward, Litton and Ocwen. We have established a reserve based on our best estimate of the net amount to be contributed by Ocwen to a consumer relief fund.” said Ron Faris, President and CEO. “Ocwen completed 28,137 modifications in the quarter, which is an increase of 16.3% over last quarter. Since 2009, Ocwen has helped over 340,000 families stay in their homes through sensible modifications. We are proud to have one of the best modification results of any servicer. Based on data from private-label securities, Ocwen consistently posts the highest rate of modifications and the lowest re-default percentage on modified non-prime loans. These results are possible because of the unique capabilities embedded in our industry leading servicing platform.”

Mr. Faris continued, “Ocwen’s integration of the Homeward and ResCap servicing portfolios continues to meet or exceed expectations. The Homeward servicing portfolio transfer was completed in mid-April, and we expect that most of the transition-related expenses for Homeward have now been incurred. The first transfer of loans from the legacy ResCap platform to Ocwen’s platform was completed on time in July. We expect to have all the non-prime loans, where most of the efficiency improvements are generated, transferred by early Fall. The success of the Homeward integration is shown in the three percentage point drop in the 90+ delinquency rate for the Homeward portfolio during the quarter.

About Ocwen Financial Corporation

Ocwen Financial Corporation is a financial services holding company which, through its subsidiaries, is engaged in the servicing and origination of mortgage loans. Ocwen is headquartered in Atlanta, Georgia, and has additional offices and operations in the District of Columbia, California, Florida, Iowa, New Jersey, Pennsylvania, Texas, the United States Virgin Islands, India, The Philippines and Uruguay. Utilizing proprietary technology, global infrastructure and world-class training and processes, we provide solutions that help homeowners and make our clients’ loans worth more. Additional information is available at www.Ocwen.com.

Webcast and Conference call

The Company will host a webcast and conference call on Thursday, August 1, 2013, at 11 a.m. Eastern Time to discuss its financial results for the second quarter of 2013.

The conference call will be webcast live over the internet from the Company’s website at www.Ocwen.com, click on the “Shareholder” section.  A replay of the conference call can also be accessed by dialing 1-203-369-1218 after 12:01 P.M. Eastern Time on Thursday, August 1, 2013, until 6:00 p.m. Eastern Time on August 8, 2013.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: the characteristics of our servicing portfolio, including prepayment speeds along with delinquency and advance rates; our ability to grow and adapt our business, including the availability of new loan servicing and other accretive business opportunities; our ability to successfully modify delinquent loans, manage foreclosures and sell foreclosed properties; our ability to effectively manage our exposure to interest rate changes; uncertainty related to general economic and market conditions, delinquency rates, home prices and disposition timelines on foreclosed properties; uncertainly related to acquisitions, including our ability to integrate the systems, procedures and personnel of acquired companies; as well as other risks detailed in Ocwen’s reports and filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012 and on Form 10-Q for the quarter ended March 31, 2013. The forward-looking statements speak only as of the date they are made and should not be relied upon. Ocwen undertakes no obligation to update or revise the forward-looking statements, except as required by law.

Non-GAAP Performance Measures

This news release contains references to “normalized” results and “adjusted cash flow from operations,” which are non-GAAP performance measures. We believe these non-GAAP performance measures may provide additional meaningful comparisons between current results and results in prior periods. Non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Further information regarding these measures and reconciliation to GAAP may be found on Ocwen’s website.

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Ocwen Financial Corporation

Second Quarter 2013 Results

August 1, 2013

Residential Servicing Statistics (Dollars in thousands)

	At or for the three months ended
	June 30, 2013		March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Total unpaid principal balance of loans and REO serviced	$436,255,383		$467,071,661 (1)	$203,665,716	$127,066,680	$127,873,224

Non-performing loans and REO serviced as a % of total UPB (2)	14.4%		15.0%	23.5%	23.6%	24.5%

Prepayment speed (average CPR)(3)	20.8	%(4)	20.1%	14.9%	14.3%	15.5%
(1)	The servicing portfolio UPB at March 31, 2013 is revised from last quarter to exclude $2.4 billion of deferred principal for loans in forbearance.
(2)	Performing loans include those loans that are less than 90 days past due and those loans for which borrowers are making scheduled payments under loan modification, forbearance or bankruptcy plans. We consider all other loans to be non-performing.
(3)	Constant Prepayment Rate for the prior three months.
(4)	Includes average CPR of 26.1% for prime loans and 13.4% for non-prime loans.

Segment Results (Dollars in thousands) (UNAUDITED)

	Three Months		Six Months
For the Periods Ended June 30,	2013	2012	2013	2012
Servicing
Revenue	$495,033	$210,407	$869,300	$374,586
Operating expenses	282,651	80,936	494,262	163,801
Income from operations	212,382	129,471	375,038	210,785
Other expense, net	(74,665)	(57,069)	(189,900)	(103,906)
Income before income taxes	$137,717	$72,402	$185,138	$106,879

Lending
Revenue	$33,735	$—	$47,643	$—
Operating expenses	28,941	—	40,041	—
Income from operations	4,794	—	7,602	—
Other income, net	5,327	—	7,545	—
Income before income taxes	$10,121	$—	$15,147	$—

Corporate Items and Other
Revenue	$1,241	$1,204	$17,954	$1,862
Operating expenses	63,248	5,099	84,216	8,495
Loss from operations	(62,007)	(3,895)	(66,262)	(6,633)
Other income, net	1,679	1,657	4,822	37
Loss before income taxes	$(60,328)	$(2,238)	$(61,440)	$(6,596)

Corporate Eliminations
Revenue	$(44)	$(230)	$(89)	$(535)
Operating expenses	(44)	(131)	(89)	(279)
Loss from operations	—	(99)	—	(256)
Other income, net	—	99	—	256
Income (loss) before income taxes	$—	$—	$—	$—

Consolidated income before income taxes	$87,510	$70,164	$138,845	$100,283
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Ocwen Financial Corporation

Second Quarter 2013 Results

August 1, 2013

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
(UNAUDITED)

	Three Months		Six Months
For the Periods Ended June 30,	2013	2012	2013	2012
Revenue
Servicing and subservicing fees	$482,632	$200,335	$850,125	$355,424
Gain on loans held for sale, net	21,631	—	28,380	—
Other revenues	25,702	11,046	56,303	20,489
Total revenue	529,965	211,381	934,808	375,913

Operating expenses
Compensation and benefits	117,999	30,004	212,625	60,787
Amortization of mortgage servicing rights	70,369	19,097	118,252	33,411
Servicing and origination	11,747	5,877	34,423	9,150
Technology and communications	33,877	11,042	63,889	20,391
Professional services	66,652	5,943	80,138	14,502
Occupancy and equipment	25,596	10,280	43,845	25,585
Other operating expenses	48,556	3,661	65,258	8,191
Total operating expenses	374,796	85,904	618,430	172,017

Income from operations	155,169	125,477	316,378	203,896

Other income (expense)
Interest income	9,114	2,038	16,223	4,350
Interest expense	(99,868)	(58,319)	(193,284)	(105,243)
Gain (loss) on debt redemption	3,192	—	(13,838)	—
Other, net	19,903	968	13,366	(2,720)
Other expense, net	(67,659)	(55,313)	(177,533)	(103,613)

Income before income taxes	87,510	70,164	138,845	100,283
Income tax expense	10,789	25,331	16,977	36,101
Net income	76,721	44,833	121,868	64,182
Preferred stock dividends	(1,519)	—	(3,004)	—
Deemed dividend related to beneficial conversion feature of convertible preferred stock	(1,086)	—	(2,172)	—
Net income attributable to Ocwen common stockholders	$74,116	$44,833	$116,692	$64,182

Earnings per share attributable to Ocwen common stockholders
Basic	$0.55	$0.33	$0.86	$0.48
Diluted	$0.53	$0.32	$0.84	$0.47

Weighted average common shares outstanding
Basic	135,690,264	134,856,101	135,664,242	132,752,848
Diluted	144,721,047	138,155,373	139,591,958	138,100,822
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Ocwen Financial Corporation

Second Quarter 2013 Results

August 1, 2013

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

(UNAUDITED)

	June 30, 2013	December 31, 2012
Assets
Cash	$439,747	$220,130
Loans held for sale, at fair value	361,144	426,480
Advances	445,471	184,463
Match funded advances	2,960,324	3,049,244
Mortgage servicing rights, at amortized cost	1,688,038	678,937
Mortgage servicing rights, at fair value	97,163	85,213
Receivables, net	225,011	167,459
Deferred tax assets, net	96,353	92,136
Goodwill	390,640	381,560
Premises and equipment, net	62,917	37,536
Debt service accounts	84,248	88,748
Other assets	231,224	273,578
Total assets	$7,082,280	$5,685,484

Liabilities, Mezzanine Equity and Stockholders’ Equity
Liabilities
Match funded liabilities	$2,391,832	$2,532,745
Other borrowings	2,172,078	1,096,679
Other liabilities	636,628	291,266
Total liabilities	5,200,538	3,920,690

Mezzanine Equity
Series A Perpetual Convertible Preferred stock, $01 par value; 200,000 shares authorized; 162,000 shares issued and outstanding at June 30, 2013 and December 31, 2012; redemption value $162,000 plus accrued and unpaid dividends	155,544	153,372

Stockholders’ Equity
Common stock, $.01 par value; 200,000,000 shares authorized; 135,754,992 and 135,637,932 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	1,358	1,356
Additional paid-in capital	915,397	911,942
Retained earnings	821,257	704,565
Accumulated other comprehensive loss, net of income taxes	(11,814)	(6,441)
Total stockholders’ equity	1,726,198	1,611,422
Total liabilities, mezzanine equity and stockholders’ equity	$7,082,280	$5,685,484
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